Exhibit 99.1

NEWS RELEASE 5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst Contact:	Jeffrey L. Chastain
(713) 917-2020
	Media Contact:	Kate Perez
(713) 917-2343
Pride International, Inc. Board of Directors Approves Spin-Off of Mat-Supported Jackup Segment
HOUSTON, TX, Aug 04, 2009 (MARKETWIRE via COMTEX) — Pride International, Inc. (NYSE: PDE) today announced that its Board of Directors has approved the spin-off of Seahawk Drilling, Inc., a wholly owned subsidiary of Pride that owns 20 mat-supported jackup rigs operating in the Gulf of Mexico. The spin-off to Pride stockholders will be concluded by way of a pro-rata stock dividend.
The distribution of Seahawk common stock is expected to occur on August 24, 2009, with each Pride stockholder receiving one share of Seahawk common stock for every 15 shares of Pride common stock held at the close of business on August 14, 2009. The closing of the distribution is subject to satisfaction or waiver of customary conditions. Immediately following the distribution, Pride stockholders will own 100% of the outstanding common stock of Seahawk. Pride has received a private letter ruling from the Internal Revenue Service with respect to the tax-free status of the distribution and certain related transactions.
The common stock of Seahawk will be traded on the NASDAQ Global Select Common Market under the symbol “HAWK.” Pride common stock will continue to trade on the New York Stock Exchange under the symbol “PDE.”
Louis A Raspino, President and Chief Executive Officer of Pride International, Inc., stated, “Following the sale of an estimated $1.7 billion in non-strategic assets and over $3 billion invested or committed to expansion in the deepwater segment, the separation of Seahawk Drilling completes the transition phase of our company. During this transition, we successfully executed the strategic redirection of Pride International by focusing our asset base in the floating rig segment, especially deepwater drilling, where we believe the best long-term growth prospects reside in the offshore industry. The success of our transition has positioned the company to compete more effectively in the global deepwater drilling segment and should facilitate future growth opportunities.”
In closing, Raspino added, “With the spin-off of Seahawk, investors will have two unique investment alternatives in the offshore drilling industry: Pride International, with a near pure focus in the global floating rig segment; and Seahawk Drilling, the industry’s natural gas drilling alternative with a concentration in the shallow water Gulf of Mexico.”
Goldman, Sachs & Co. is acting as financial advisor to Pride, and Baker Botts L.L.P. is acting as legal counsel to the company.
Pride International, Inc., headquartered in Houston, Texas, operates a fleet of 44 rigs, including two deepwater drillships, 12 semisubmersible rigs, seven independent leg jackups, the 20 Seahawk Drilling mat-supported jackups and three managed deepwater rigs. The company also has four ultra-deepwater drillships under construction with expected deliveries in 2010 and 2011.
Statements regarding the completion of the distribution, the expected distribution date, the tax-free nature of the distribution, growth prospects, the effects of the company’s transition, expected shipyard deliveries, as well as any other statements that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or disclosed in the Form 10 of Seahawk Drilling or in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Analyst Contact:
Jeffrey L. Chastain
(713) 917-2020
Media Contact:
Kate Perez
(713) 917-2343